DEBT PURCHASE AGREEMENT

This Debt Purchase Agreement (the "Agreement") made as of this 7th day of April 2017, by and between Eagle Equities, LLC (the "Buyer or Investor") and Bellridge Capital LLC (the "Seller").

1. **PURCHASE AND SALE OF THE CONVERTIBLE NOTE**

Upon the terms and conditions herein contained, at the Closing (as hereinafter defined), the Seller hereby sells, assigns and transfers to the Buyer and the Buyer agrees to purchase from the Seller the "Transferred Rights" of the Seller and all rights thereto, free and clear of all liens, claims, pledges, mortgages, restrictions (other than as set forth in the Notes (which are the subject of the Transferred Rights) and securities purchase agreement for pursuant to which the Note was purchased), obligations, security interests and encumbrances of any kind, nature and description. Transferred Rights shall mean all rights with respect to the principal and accrued interest under the series of convertible notes of Endonovo Therapeutics, Inc. ("Borrower" or "Company") issued to the Seller and listed below, true and correct copies which have been provided to New Venture Attorneys, P.C. (collectively, the "Note"). By its signatures hereto the Borrower accepts the assignment of the Transferred Rights to Buyer and agrees that Buyer may convert the Transferred Rights into shares of the Company's common stock.

Note Date	Face Amount	Outstanding Principal to be purchased	Accrued Interest
July 8, 2016	$400,000	$320,000	$14,255.34
August 5, 2016	$200,000	$200,000	TBD at time of purchase
October 19, 2016	$400,000	$400,000	TBD at time of purchase

2. **CONSIDERATION**

The purchase price for the Transferred Rights shall be the Buyer's payments aggregating a total of $920,000 in principal and all accrued interest (the "Purchase Price") for the 3 notes listed above, to the Seller, in accordance with the wiring instructions attached as Exhibit A.

3. **CLOSING**

The closings of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the assignment of each purchased note against the delivery of funds in the amount of outstanding principal plus accrued interest for the note being purchased. At each Closing, the funds will be wired as set forth in Exhibit A. Upon the receipt of the funds set forth above, the Seller will release the reserves associated with the Note (if any) to the Buyer. Each closing is subject to the following conditions: (i) the Company's Common stock is not "chilled" by DTC, (ii) the Company is current in its periodic filings with the Securities and Exchange Commission, (iii) the Company has a "bid" price for its Common Stock and (iv) the Company has shares available to reserve three times the discounted amount of the purchased principal and accrued interest at the

time of purchase, or as long as the Company is proceeding in good faith with such filings and the necessary approvals, to fulfil the reserve.

. The projected timetable for each closing is as follows:

Purchased Note	Purchase Date
7-8-16 Note	April 10, 2017
8-5-16 Note	+ 30 days
10-19-16 Note (first $200,000)	+ 30 days from purchase 8-5-16 Note
10-19-16 Note (next $200,000)	+ 30 days from prior purchase

The Buyer shall have a 5-day grace period for the purchase of the above notes. The Buyer shall have the right, but not the obligation, to accelerate the purchases set forth above.

4. **REPRESENTATIONS AND WARRANTIES OF SELLER**. The Seller hereby represents and warrants to the Buyer as follows:

4.1 Status of the Seller and the Note. The Seller is the beneficial owner of the Note, and the Note is free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims. Other than the Notes referenced above the Seller has not owned any other Notes of the Company and does not own any other Note(s) of the Company. Provided that (i) all of the above-referenced Notes are purchased as stated in this Agreement, (ii) by August 15, 2017 Seller has received an aggregate purchase price of $920,000 plus accrued interest of 6% per annum, and such purchase price is received by the Seller by such date and (iii) the shares referenced in the Share Purchase Agreement dated the date hereof between the Buyer and the Seller have been purchased as set forth in the Share Purchase Agreement the Seller waives any event of default that may exist under the Notes.

4.2 Authorization; Enforcement. (i) Seller has all requisite corporate power and authority to enter into and perform the Agreement and to consummate the transactions contemplated hereby and to sell each Note, in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Seller and the consummation by it of the transactions contemplated hereby (including, without limitation, the sale of the Note to the Buyer) have been duly authorized by the Seller and no further consent or authorization of the Seller or its members is required, (iii) this Agreement has been duly executed and delivered by the Seller, and (iv) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies or by other equitable principles of general application.

4.3 No Conflicts. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby (including, without limitation, the sale of the Note to the Buyer) will not (i) conflict with or result in a violation of any provision of its certificate of formation or other organizational documents, or (ii) violate or conflict with or result in a breach of any provision of, or constitute a default (or an event which with

notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, note, bond, indenture or other instrument to which Seller are a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which Seller are subject) applicable to Seller or the Note is bound or affected. The Seller is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self-regulatory organization or stock market or any third party (other than the Company) in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof.

4.4 Title; Rule 144 Matters. Seller has good and marketable title to the Note, free and clear of all liens, restrictions, pledges and encumbrances of any kind. Seller is not an "Affiliate" of the Company, as that term is defined in Rule 144 of the Securities Act of 1933, as amended (the "1933 Act").

4.5 Consent of the Company.

(i) The Company, as evidence by its signature at the foot of this Agreement, hereby represents and warrants that, upon delivery to the Company of the Note, the Company shall promptly cause to be issued to and in the name of Buyer one of more new executed Notes in the purchased amount, but otherwise having the sale terms (including, but not necessarily limited to, referring to the original issue date) as in the Note. The Note may contain the same restrictive legend as provided in the original Note, but no stop transfer order. The Notes are currently outstanding in the entire amount stated and represents bona fide debt obligation of the Company.

(ii) The signature by the Company also represents the Company's agreement to treat Buyer as a party to, and having all the rights of the Seller with respect to the Transferred Rights.

5. **REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF THE BUYER**. The Buyer hereby represents warrants and acknowledges to the Seller as follows:

5.1 Accredited Investor. The Buyer has sufficient knowledge and experience of financial and business matters, is able to evaluate the merits and risks of the partial purchase of the Note and has had substantial experience in previous private and public purchases of securities. The Buyer is an "accredited investor" as that term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended.

5.2 Authorization; Enforcement. (i) Buyer has all requisite corporate power and authority to enter into and perform the Agreement and to consummate the transactions contemplated hereby and to purchase each Note, in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Buyer and the consummation by it of the transactions contemplated hereby (including, without limitation, the purchase of the Note by the Buyer) have been duly authorized by the Buyer and no further consent or authorization of the Buyer

or its members is required, (iii) this Agreement has been duly executed and delivered by the Buyer, and (iv) this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies or by other equitable principles of general application.

5.3 No Conflicts. The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby will not (i) conflict with or result in a violation of any provision of its certificate of formation or other organizational documents, or (ii) violate or conflict with or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, note, bond, indenture or other instrument to which Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which Buyer is subject) applicable to Seller or the Note is bound or affected. The Buyer is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self-regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof.

6. **MISCELLANEOUS**

6.1 Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. Except as otherwise set forth herein, this Agreement may not be assigned by any party hereto without the prior written consent of the Company. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by any reason of this Agreement.

6.2 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by telecopy or telex, or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made, at the following addresses (or such others as shall be provided in writing hereafter):

(a) If to the Buyer to:

Eagle Equities, LLC
91 Shelton Avenue, Suite 107
New Haven, CT 06511
Attn: Yakov Borenstein

(b) If to the Seller to:
Bellridge Capital, LLC
5150 E. Las Olas Blvd suite 120a
Fort Lauderdale, FL 33301
Attn: Robert Klimov

6.3 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

6.4 Further Assurances. After the Closing, at the request of either party, the other party shall execute, acknowledge and deliver, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as may be reasonably requested to consummate the transactions contemplated by this Agreement.

6.5 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement or to affect the meaning or interpretation of this Agreement.

6.6 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

6.7 Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

6.8 Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the Agreement shall be valid and enforced to the fullest extent permitted by law.

6.9 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

6.10 Release. Provided that (i) all of the above-referenced Notes are purchased as stated in this Agreement (ii) by August 15, 2017 Seller has received an aggregate purchase price of $920,000 plus accrued interest of 6% per annum, and (iii) the shares referenced in the Share Purchase Agreement dated the date hereof between the Buyer and the Seller have been purchased as set forth in the Share Purchase Agreement, the Seller and the Company shall at that time automatically release each other from any and all claims and liabilities between the two parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

Eagle Equities, LLC

By: ______________________
Yakov Borenstein, Managing Member

SELLER:

BELLRIDGE CAPITAL, LLC.

By: ______________________
Robert Klimov, Managing Partner

ACCEPTED AND AGREED:

ENDONOV THERAPEUTICS, INC.

By: ______________________

Title: CEO

EXHIBIT A
WIRE INSTRUCTIONS FOR SELLER

This letter confirms that the following account is held at BMO Bank of Montreal in the name of : Bellridge Capital LLC
Effective November,17,2016:

Transit No.	Institution No.	Account No.
00040	001	4678-293(USD)

Wire payment information:

Beneficiary Bank: Bank of Montreal/595 Burrard St. Vancouver, B.C. Canada V7X 1L7
SWIFT CODE: BOFM CAM2

BMO US Correspondent Bank (for USD wire transfers): Wells Fargo Bank
SWIFT CODE:PNBPUS
3NNYC ABA#026 0050 92

Ellen Huang
Account Manager, Public Companies
Vancouver Main Branch
595 Burrard St. 6th
F/L Vancouver,
B.C.V7X 1L7
Phone:604-665-7158
Fax:604-668-1450

NON-AFFILIATION LETTER

April 7, 2017

Counsel to Eagle Equities, LLC

Gentlemen:

Please let this letter serve as confirmation that LLC is not now, and has not been during the preceding 90 days, an officer, director, 10% or more shareholder of Endonovo Therapeutics, Inc., or in any other way an "affiliate" (as that term is defined in Rule 144(a)(1) adopted pursuant to the Securities Act of 1933, as amended) of said issuer.

Very truly yours,

BELLRIDGE CAPITAL, LLC.

By: ___________________

Title: _________________